Peoples Bancorp, Inc. (Nasdaq: PEBO)
Teleconference call to discuss First Quarter 2016 Results
Tuesday, April 26, 2016, 11:00 AM Eastern

Officers
Chuck Sulerzyski; President, CEO
John Rogers; CFO, Treasurer

Analysts
Scott Siefers; Sandler O'Neill & Partners
Kevin Fitzsimmons; Hovde Group
Michael Perito; KBW
Daniel Cardenas; Raymond James
Scott Beury; Boenning & Scattergood

Presentation

Operator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Denise, and I will be your conference facilitator today. Today's call will cover a discussion of results of operations for the quarter ended March 31st of 2016.

Please be advised that all lines have been placed on a mute to prevent any background noise. After speakers' remarks, there will be a question-and-answer period. (Operator Instructions).

This call is also being recorded. If you object to the recording, please disconnect your line at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations.

The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact, and timing of implementation of business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity, the competitive nature of financial services industry, the industry rate environment, the effect of federal and/or state banking, insurance and tax regulations, and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable law requirements.

Peoples' first quarter 2016 earnings release was issued this morning and is available at peoplesbancorp.com under the Investor Relations tab.

A reconciliation of non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 15 minutes of prepared commentary followed by a question-and-answer period which I will facilitate.

An archived webcast of this call will be available on peoplesbancorp.com in the Investors Relation section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Denise. Good morning, and thanks for joining us for a review of our first-quarter results.

Earlier this morning we reported first-quarter earnings. We reported record net income of $8 million or $0.44 per diluted share for the first quarter of 2016. This compares to net income of $2.6 million or $0.14 per diluted share in the fourth quarter of 2015, and a net loss of $689,000 or $0.04 per diluted share a year ago.

During the first quarter, we were able to effectively control expenses, reduce our efficiency ratio, and generate period-end loan growth of 6% annualized compared to year-end 2015.

Our efficiency ratio continued to decline and was 64.3% for the quarter. Total revenue increased 2% compared to the prior quarter. Fee-based revenues were 34% of total revenues compared to 32% in the fourth quarter. This increase was driven by insurance contingency income that is primarily received in the first quarter each year, and we view it as a core component of insurance income. Insurance contingency income fluctuates each year and is based on a combination of factors such as loss experience of policies sold, production volumes, and overall financial performance of the individual insurance carriers.

During the first quarter of 2016, reported non-interest expenses declined 4% compared to the fourth quarter, and 20% compared to the first quarter of 2015. Non-interest expenses were $26.3 million in the first quarter of 2016, which was slightly higher than last quarter's non-interest expenses, excluding non-core charges of $26 million. This increase was primarily driven by higher sales-based and incentive compensation.

We generated positive operating leverage compared to the fourth quarter, with 2% revenue growth outpacing 1% in core expense growth. We had positive operating leverage compared to the first quarter of 2015, with revenue growth of 18% and core expense growth of 11%. The year-over-year percentages are inflated by a full quarter of NB&T in 2016.

Loan growth for the quarter was $32.7 million, or 6% annualized. For comparison, the first quarter of 2015 organic loan balances declined at an annualized rate of 3%. The increase in the first quarter of 2016 was due to our strong indirect lending production, which contributed $16.7 million of the growth at an annualized rate of 40%. Total consumer loans were up 8% annualized and consumer mortgages were essentially flat. Commercial loans increased an annualized 5% compared to year-end. We are pleased with the growth during the quarter and look to maintain or improve upon this rate for the remainder of 2016. We do not expect indirect growth to continue at the 40% annualized rate.

On the credit side of the house, we saw stabilization during the quarter. As occurs every quarter, there was some movement as far as upgrades and downgrades in our criticized loans, but in total it was relatively flat for the quarter. Classified loans decreased approximately $3 million during the quarter, and our annualized net charge-off rate was nine basis points.

We booked a moderate provision for loan losses of $1 million. Allowance for loan losses as a percent of originated loans was 1.17% at March 31st, compared to 1.19% at year-end.

Nonperforming loans as a percent at total loans increased slightly to 0.97% compared to 0.94% at December 31st, 2015. Loans 90 days past due and accruing, increased during the quarter as a result of one small commercial loan relationship going over 90 days past due.

I will now turn the call over to John to provide additional details around net interest income and margin and non-interest income, balance sheet, and capital activities.

John Rogers: Thanks, Chuck. For the quarter net interest income was flat compared to the fourth quarter, and increased 20% compared to a year ago due mainly to a full quarter of NB&T in 2016.

Our reported net interest margin decreased slightly during the quarter to 3.53%. The net interest margin, excluding net accretion income was 3.41% compared to 3.40% last quarter and 3.28% a year ago. Accretion income was $1 million this quarter compared to $1.2 million for the fourth quarter and first quarter of 2015. As such, net interest income, excluding accretion income, was $25.3 million for the first quarter compared to $25.2 million in the fourth quarter and $20.7 million in the first quarter of 2015. This accretion income added 12 basis points to the margin in the first quarter compared to 16 basis points in the fourth quarter and 18 basis points in the first quarter of 2015. We expect the accretion income to reduce over time as the acquired portfolios get smaller in size, leading to a lower impact on margin as we move forward.

One of the highlights of the quarter was 8% growth in non-interest income compared to the prior quarter, which was mainly driven by the insurance contingency income that Chuck previously mentioned. In contrast, the revenue from our investment business for the quarter was impacted by market conditions and was down approximately $100,000 from the prior quarter. Compared to the first quarter of 2015, we had double-digit growth in many categories as we experienced a lift from the full-quarter impact of NB&T acquisition. Non-interest income comprised 34% of our total revenue for the quarter, an increase from 32% in the fourth quarter. We also had minimal gains on investment securities during the quarter.

Moving to the balance sheet, the investment portfolio was approximately 27% of total assets, which was consistent with year-end and still within our anticipated range of 25% to 27%. The yield on investment securities increased to 2.71% in the first quarter compared to 2.68% in the fourth. Significant majority of the $17 million investment securities increase from year-end was related to fair value appreciation.

For the quarter, period-end core deposits, which excludes $473 million of CDs, grew $61 million or 3% compared to year-end. Savings and governmental deposit accounts led this increase [by] $20 million and $37 million respectively. The higher savings and governmental deposits are a seasonal occurrence in the first quarter of the year.

Period-end non-interest deposits were flat for the quarter and remained at 28% of total deposits. Compared to the first quarter of 2015, period-end non-interest deposits increased 3% or $21 million with the growth primarily in business demand deposits. In 2015, we grew our net core DDA accounts 2.4%. We are on pace to exceed that amount in 2016 based upon first-quarter annualized growth of 2.7%.

During the first quarter, we began executing share buybacks, purchasing approximately 280,000 common shares for approximately $5 million. We continue to consider purchase opportunities as they arise through the remainder of the year.

Although we've repurchased $5 million of common shares during the quarter, we continue to maintain risk-based capital ratios above those needed to be considered well-capitalized. At March 31st, 2016, our tier one risk-based capital ratio was 13.41% compared to 13.67% at December 31st, 2015, while our total risk-based capital ratio was 14.29% compared to 14.54% at December 31st, 2015.

Our tangible equity to tangible asset ratio grew to 8.88% during the first quarter compared to 8.69% at year-end.

Lastly, the tangible book value for common share increased 5% from the fourth quarter and was $15.39 at March 31st.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, John. The quarter included several positives. We were below our target efficiency ratio of 65%. Annualized loan growth was in the 6% to 8% range, which we had indicated previously. Loan growth has been steady over the last couple quarters. We have already funded several commercial loans since quarter-end. Our current commercial loan pipeline is sitting at $248 million, with $39 million in scheduled fundings expected during the second quarter. And fee-based revenues increased to 34% of total revenue.

Overall, we are happy with the results and pleased to present improved earnings to our shareholders.

In the fourth quarter, we will be converting our core banking systems to one of the best-in-class third-party systems available. We anticipate one-time costs associated with conversion of approximately $1.2 million as we convert our banking platform. The cost will be recorded in each of the remaining quarters of 2016, with a significant majority in the third and fourth quarters. The conversion will support our future growth and will provide efficiencies for our back office area. We are really excited about the enhancements and capabilities offered with this new system. The conversion will have a positive impact on our customer experience, as well as our internal processes.

Looking ahead, we continue to expect to achieve point-to-point loan growth of 6% to 8%, with the growth more balanced between commercial and consumer than reflected in the first quarter.

Our net interest margin was in line with our prior guidance in the low 350s, and we believe we can maintain that throughout the remainder of the year.

Total revenue growth is expected to be 4% to 6% in 2016, with low single-digit growth in expenses.

We expect to generate positive operating leverage for the full year of 2016 compared to 2015.

We expect our adjusted efficiency ratio, excluding the $1.2 million cost noted above, to remain in the 65% range as stated in our previous guidance.

Our net charge-off rate was lower than expected during the first quarter. However, we still anticipate net charge-offs to be near the low end of our 20 to 30 basis points historical rates.

As I stated earlier, this quarter we had record earnings and are proud of this achievement. However, given last year's performance, we know that we have to continue to be focused on executing and delivering reliable and predictable results to our shareholders. We remain committed to our customers and communities as we continue to drive shareholder value by our sound practices and disciplined execution.

Earlier this month, we announced the hiring of two new executives who will help us proceed on our path to becoming the best community bank in America. Cindy Crotty, formerly Executive Vice President, Commercial Segment Head at KeyBank, joined us on April 11th, and will be the Regional President for Northeast Ohio Region and surrounding markets. Doug Wyatt, formerly Executive Vice President, Senior Commercial Banker for Fifth Third Bank, will be joining us on May 2nd, and will be developing and leading a significant portion of our commercial line of business, including Central and Southeast Ohio, West Virginia, and Kentucky. Each individual has over 30 years of experience and represents best-in-class talent. We are pleased to have them join our team.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me on the Q&A session is John Rogers, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions) At this time, we will pause momentarily to assemble our roster. Scott Siefers from Sandler O'Neill and Partners.

Scott Siefers: Chuck, I was wondering if you can maybe provide any update to the extent that there is any, on the couple criticized or NPA assets -- or criticized assets or NPAs that got kind of brought up last quarter.

One, have there been any new developments with them? And then what would be sort of the outlook for their migration, either positive or negative, as the year progresses?

Chuck Sulerzyski: No, I think that we had kind of a pretty stable quarter. I anticipate our credit metrics improving as we move out throughout the remainder of the year.

I would say there's really nothing of any significance in any of the credits that have been previously mentioned in prior calls.

And again, I expect that you'll see the credit metrics improve over the remainder of the year.

Scott Siefers: Okay, perfect. Thank you. Then just switching gears to capital management. You were kind of active, as you guys had disclosed previously, in the share repurchase this quarter.

I'm just curious; given sort of the recovery in the stock price over the last couple months what the appetite is for continued repurchase and how you guys are thinking about that dynamic.

John Rogers: Yes, Scott. It's John. I'll take that. Yes, I think we still have an appetite to consider repurchases at the right price. But I think you were very accurate in saying that the market has recovered some lately and probably somewhat, at this point in time, a little bit rich for our appetite to buy back at those prices.

But we still are definitely open to buying back at the appropriate price should it arise.

Scott Siefers: All right. Perfect. Thank you very much.

Operator: Kevin Fitzsimmons from Hovde Group.

Kevin Fitzsimmons: I was wondering if you could give an update on where we stand in your direct and indirect energy exposure. I know one of those loans that was, I believe it was one of the classified ones from last quarter, was a fracking-related one.

But just given the discussion on the topic industry wide, it was probably worth getting an update if you had it. Thanks.

Chuck Sulerzyski: Yes. We continue to make progress. I think the total exposure of the energy portfolio is down to 1.6% of total assets. So 1.56% commitments of total loans from 1.68% at the end of the year.

So we're down to $38.2 million. That $38 million is not as good as the rest of the portfolio, but it's not doing horrifically. Most of that we feel pretty good about.

There's a couple that we're watching pretty closely. But we don't anticipate that to have a significant impact in the future. You okay, Kevin?

Kevin Fitzsimmons: Yes. Sorry, Chuck. Just if you can give us also a little bit of outlook on how you're looking at the pace of provision. You described it as moderate this quarter, and it has bounced around over the past year or so.

So looking out and seeing what you see now, would you expect to stay roughly at that range or it to be simply more of a byproduct of loan growth that you put up?

Chuck Sulerzyski: I think it's going to be mainly a byproduct of loan growth that we put up.

Kevin Fitzsimmons: Great. Great. And Chuck, one last one. Just when you've talked about M&A in the past, you've said bank acquisitions are probably off the table unless they were cash deals in the near term. But you always express some interest in more insurance agency deals.

Anything on that front that you're seeing or conversations happening?

Chuck Sulerzyski: Yes. Well, just a couple of thoughts. First with the bank deals, obviously, we mentioned the core conversion in November. So if we were to do a bank deal, it would be something that would be closing mid-2017.

We would love to do insurance deals. We would love to do investment deals. We are having conversations in both categories.

But again, these are generally pretty small, pretty small deals, many of them less than $1 million. But I will be disappointed if we don't get several of these done in 2016.

Kevin Fitzsimmons: Okay, great. Thank you.

Operator: Michael Perito from KBW.

Michael Perito: Wanted to ask a quick question on the indirect auto. Can you remind us some of the parameters of that portfolio, kind of like the average FICO scores, percentage new verse used? Anything like that you guys can offer us?

Chuck Sulerzyski: Yes. First off, in terms of new and used, we're usually about 50/50 over time. And we see that change a little bit but not too much.

In terms of the scores for the first quarter, they were at 716. We've had four quarters of rising scores. In general we're between 700 and 720, and the portfolio continues to perform respectively.

Michael Perito: Great. Thanks. But just I guess to follow up, going forward, I guess it sounds like the growth, at least as you see it today, is not going to be as strong in Q1, it's going to be a bit more balanced over the back half of the year, more tilted hopefully towards commercial. Is that fair?

Chuck Sulerzyski: Yes, I think that that is fair. I think you'll see good indirect performance over the remainder of the year, but I don't see us accelerating the growth on a growing portfolio. That'll taper a little bit.

Part of that growth is from the west, where we bought the bank last year. If you go back five years, NB&T had a $75 million indirect portfolio. And we've been trying to reintroduce ourselves to dealers there.

We've also been at it for several years in our core footprint, and have expanded both the number of dealers, but, more importantly, getting more business from many of the dealers that we've been doing business with.

Michael Perito: Okay. Great. Thanks. Quick question on the expenses. The salaries and benefits line a little over $14 million this quarter.

Does that incorporate; I guess some of the newer higher-level hires you guys brought on? And is there anything else you guys would note in that number that would make that, yes, I guess even more sticky or maybe there could be an adjustment in Q2 going forward?

Chuck Sulerzyski: Doug and Cindy are not in those numbers in Q1, and will be in there partially in Q2. So you might see a modest up tick.

John Rogers: But we continue to look at other expense ideas and et cetera. So I wouldn't expect that to be a major impact to our results in the future quarters.

Michael Perito: Okay.

John Rogers: Just remember on the incentive side, last year, late last year, there was a significant cut in the executive compensation incentive pools given the results. And given our results, we will bump up those accruals this year. You're probably seeing an impact to that as well if you look at that number from the linked-quarter basis.

Michael Perito: Okay. And then just one last question for me, just maybe ask a capital question a different way. I mean, you guys sit in a pretty good standing right now. I mean, the TC should approach 9% over the course of the year. It sounds like bank M&A is on hold for at least another quarter or two, just given the conversion, and that anything on the fee income side would be relatively small.

So I guess why, even with the recent out-performance, why the hesitation to maybe continue in the buyback here? I mean, it's still relative to where you guys have been over the past two years, significantly cheaper on book value.

John Rogers: Yes. I mean, as I said earlier, we continue to evaluate that and look at what we believe to be a fair price. I don't think, as Chuck mentioned, I don't think we plan on any bank acquisition deals this year and we wouldn't close anything, at the earliest, until mid-next year.

But I do think in the longer term that's still a part of our strategy, and we need to keep those thoughts as we look at our capital planning and what we envision the Company to be.

And we will continue to evaluate the share buybacks in light of where we think we're headed, and we will give consideration with that as we move forward.

Michael Perito: Okay. And then, sorry, just one more on that front. Just any update, Chuck, on the dividend and how the Board's thinking about it today?

Chuck Sulerzyski: I think that there's upside opportunity in the dividend is what I would say.

Michael Perito: Okay, perfect. Thanks.

John Rogers: We will continue to evaluate that as well as we move forward.

Michael Perito: Thank you.

Operator: Daniel Cardenas from Raymond James.

Daniel Cardenas: Just focusing on the loan side for a minute. What impact, if any, did pay downs and payoffs have this quarter on your loan balances?

Chuck Sulerzyski: Nothing out of the usual. We had some meaningful -- we probably experienced more pay downs in the first quarter than we will in the next two quarters. So we had a little bit more than expected, but, again, nothing unreasonable.

We're optimistic on the second quarter on the commercial side.

Daniel Cardenas: Okay. And then maybe a quick update on the Dayton/Cincinnati marketplace. What does loan growth look like going forward? Do you expect to see that be kind of the driver on the commercial side or is the commercial growth going to come from other areas of your footprint?

Chuck Sulerzyski: Well, I think we've added talent across our footprint, and we'd love to see all the aspects of the geography perform extremely well. But I think that we'll see growth in the west, but we'll see growth across the footprint.

I mentioned the hiring of Cindy and Doug. We continue to add high-caliber folks. And there's business to be had everywhere.

The other thing I would mention in the west that I'm really excited about is, the first quarter we have had meaningful DDA growth in the west, growing at a 2.5% to 3% rate, which mirrors what we've done in our core footprint.

This was a franchise that was attriting checking accounts at a pretty high level when we acquired it. So a year into it we've got growth. And we sit at the 28% non-interest-bearing checking account. And we see that as a key in terms of cost of funds, but also a source of future mortgages, insurance sales, investment sales.

So I'm excited about what they're going out there in loan growth. But I'm really excited to see the core checking account, because I think, in the long run, I do believe that a lot of franchise value is derived from the deposit base. And I think we can make our deposit base even more attractive over time.

Daniel Cardenas: Okay. Good. Good. And then, just in terms of the deposits, I mean, are you seeing any changes in the competitive factors within your footprint? Is anybody getting aggressive on pricing right now?

Chuck Sulerzyski: Not extremely aggressive, I guess is what I would say. For the most part, over the past there's always been banks out there that have been higher than us. And I don't really see anything really meaningful happening there.

John Rogers: Dan, I think the uncertainty around what the fed's going to do and everything else, most banks are kind of just hanging relatively steady. We might see an occasional outlier here and there, but nothing of any magnitude.

Daniel Cardenas: Okay. Good. And then if you can just remind me balance sheet position. Are you guy’s fairly neutral right now, now in a rising rate environment?

Chuck Sulerzyski: We're a hair asset sensitive.

Daniel Cardenas: Okay. And the last question for me. I noticed your goodwill amortization was down about $100,000 on a sequential quarter basis. That million-dollar number, is that kind of a good run rate to work off for the rest of the year?

John Rogers: Yes, it is. That's just kind of the turn of the calendar and the amortization ticking down a little bit as we move through some of the past acquisitions and declining core deposit amortization.

Daniel Cardenas: Great. All right, guys. Thank you.

Operator: (Operator Instructions) Scott Beury from Boenning and Scattergood.

Scott Beury: I was just looking at the loan growth. Obviously, it was pretty strong. But we did see some more runoff in the acquired portfolio.

And I was just wondering if you could give a little color on maybe what was driving that, specifically if it was concentrated in any specific loans, and what you're kind of forecasting internally, generally speaking, for future runoff.

Chuck Sulerzyski: When you say -- hold on one second. Give us a few second. Could you put us on mute for one second?

John Rogers : Scott?

Scott Beury: Yes?

John Rogers: Yes. I mean, the acquired loan book is a segregated book. So once it gets acquired, it's only ever going to go down. It's not going to go up.

So basically the new originations from those loans move up into the originated loan category, and so there is no real new loans or anything that goes on with those. It moves up into the originated loan bucket. So that's a declining balance from day one with each acquisition.

Scott Beury: Understood. So it was really just standard payoffs?

John Rogers: Right. And just relates to the amount of PCI loans and et cetera that you book at the day of acquisition.

Chuck Sulerzyski: Your question scared me, Scott.

Scott Beury: Sorry about that.

Chuck Sulerzyski: That's okay.

John Rogers: It's one of those accounting anomalies you got to just -- for us bookkeepers.

Scott Beury: Understood. Understood. I guess one other kind of housekeeping question. In terms of the accretion income, can you just remind me what's kind of left there based on the -- in the accretion income to runoff?

I mean, and expecting, I think, based on your prior comments, runoff completely sometime mid-2017. But just any specifics there?

John Rogers: No. So they're looking up a detail about the number. I didn't have that handy. But I'll tell you, during the quarter when we did the work, we're actually seeing a little bit more of accretable income that got recorded over future periods. So we would actually expect that our accretable income, even though it's declined, will be with us for a little bit longer as we move forward, as some of the cash flow projections that we ran showed that there was somewhat of improvement in those, and we will get a greater number.

So our accretable number is $7 million. We have less to accrete in the income, and that'll occur over the next number of years. I mean, that could go for a while, but at some point here it's going to get relatively deminimus, and we'll --

Scott Beury: Right.

John Rogers: -- stop talking about it in a couple years probably.

Scott Beury: Understood. All right. Well, most of my other questions have been answered already. So, thank you.

Operator: At this time, there no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. Thank you all for listening to our call. We appreciate it. And please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section.

As a reminder, our annual shareholder meeting will be held on Thursday, April 28th, in Marietta, Ohio.

Thank you for your time, and have a good day.

Operator: This concludes today's call. Thank you for your attendance. You may now disconnect your lines.